                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              IKOS SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                           [IKOS SYSTEMS, INC.  LOGO]
                            19050 PRUNERIDGE AVENUE
                          CUPERTINO, CALIFORNIA  95014

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 27, 1997


Dear Stockholder:

     You are invited to attend the Annual Meeting of the Stockholders of IKOS Systems, Inc. (the "Company"), which will be held Monday, January 27, 1997, at 10:00 a.m. Pacific Standard Time, at the Courtyard Marriot, 10605 North Wolfe Road, Cupertino, California 95014 for the following purposes:

     1. To elect the Board of Directors for the Company to serve for the ensuing year;

     2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 25,000,000 to 50,000,000;

     3. To approve an increase in the number of shares of the Company's Common Stock reserved for issuance under its 1995 Stock Option Plan by 450,000 shares;

     4. To ratify the appointment of Ernst & Young as the Company's independent accountants for the fiscal year ending September 26, 1997; and

     5. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on December 16, 1996 are entitled to notice of, and to vote at, this meeting and any continuations or adjournments thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the principal executive offices of IKOS Systems, Inc. 19050 Pruneridge Avenue, Cupertino, California 95014.

                                 By Order of the Board of Directors


                                 Joseph W. Rockom, Secretary

Cupertino, California
December 20, 1996

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

                               IKOS SYSTEMS, INC.
                            19050 PRUNERIDGE AVENUE
                          CUPERTINO, CALIFORNIA 95014
                                 (408) 255-4567


                   ------------------------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                   ------------------------------------------



     The accompanying proxy is solicited by the Board of Directors of IKOS Systems, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held Monday, January 27, 1997, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is December 20, 1996, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

     ANNUAL REPORT. An annual report for the fiscal year ended September 28, 1996, is enclosed with this Proxy Statement.

     VOTING SECURITIES. Only stockholders of record as of the close of business on December 16, 1996, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were ______________ shares of Common Stock of the Company, par value $0.01 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's Bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

     SOLICITATION OF PROXIES. The cost of soliciting proxies will be borne by the Company. In addition, the Company will solicit stockholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

     VOTING OF PROXIES. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT. The following table contains information as of October 31, 1996 regarding the ownership of the Common Stock of the Company by all persons who, to the knowledge of the Company, were (i) the beneficial owners of 5% or more of the outstanding shares of Common Stock of the Company, (ii) each director and director nominee of the Company, (iii) the Chief Executive Officer, the four other most highly compensated executive officers of the Company as of September 28, 1996 whose salary and bonus for the year ended September 28, 1996 exceeded $100,000, with the exception of William
B. Fazakerly who at September 28, 1996 was no longer an executive officer of the Company, and (iv) all current executive officers and directors of the Company as a group.

                                                       SHARES BENEFICIALLY OWNED(2)
                                                    ---------------------------------
NAME OF BENEFICIAL OWNER(1)                            NUMBER            PERCENTAGE
---------------------------                         -----------       ---------------
Wells Fargo Bank, N.A.
464 California Street
San Francisco, CA 94163...........................     500,500A(3)            6.09%
Gerald S. Casilli.................................     141,805A(4)            1.72
Ramon A. Nunez....................................     135,035A(5)            1.62
Daniel R. Hafeman.................................     85,357A(6)             1.03
Lutz P. Henckels..................................     7,448A(7)                *
Lawrence A. Melling...............................     42,434A(8)               *
Paul Offredi......................................     9,041A(9)                *
James R. Oyler....................................     10,843A(10)              *
Glenn E. Penisten.................................     17,190A(11)              *
Joseph W. Rockom..................................     58,906A(12)              *
All Directors and Executive Officers as a Group        575,904A(13)           6.74
(12 persons)......................................

--------------------------
*  Less than 1%

(1) Except as otherwise indicated, the address of each beneficial owner is c/o the Company, 19050 Pruneridge Avenue, Cupertino, California 95014.

(2) This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated in the footnotes to the above table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(3) According to a Schedule 13G filed by the Stockholder with the Securities and Exchange Commission February 13, 1996, Wells Fargo Bank, N.A. ("Wells Fargo") may be deemed to beneficially own an aggregate of 500,500 shares of the Company's Common Stock. The aggregate number of shares represents shares held in trust accounts for the benefit of the beneficiaries of such accounts. Wells Fargo has the sole power to vote 485,904 of such shares and shares power to vote 9,000 of such shares. Wells Fargo has the sole power to dispose of 488,500 of such shares and shared power to dispose of 12,000 shares.

(4) Includes 9,557 shares subject to options exercisable within 60 days of October 31, 1996.

(5) Includes 130,035 shares subject to options exercisable within 60 days of October 31, 1996.

(6) Includes 43,309 shares subject to options exercisable within 60 days of October 31, 1996.

(7) Includes 6,927 shares subject to options exercisable within 60 days of October 31, 1996.

(8) Includes 39,458 shares subject to options exercisable within 60 days of October 31, 1996.

(9) Includes 9,041 shares subject to options exercisable within 60 days of October 31, 1996.

(10) Includes 9,843 shares subject to options exercisable within 60 days of October 31, 1996.

(11) Includes 5,469 shares subject to options exercisable within 60 days of October 31, 1996.

(12) Includes 30,785 shares subject to options exercisable within 60 days of October 31, 1996.

(13) Includes 330,981 shares subject to options exercisable within 60 days of October 31, 1996.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

   Management's nominees for election to the Board of Directors at the Annual Meeting of Stockholders are Gerald S. Casilli, Lutz P. Henckels, Ramon A. Nunez, James R. Oyler and Glenn E. Penisten. If elected, each nominee will hold office until the next annual meeting of stockholders or until his successor is elected and qualified unless he shall resign or his office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the Company. If a quorum is present and voting, the nominees for director receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as
                                    ----
present in determining if a quorum is present.

   It is intended that votes pursuant to the Proxies will be cast for the named nominees. The persons named in the accompanying form of proxy will vote the shares represented thereby for the named nominees. Management knows of no reason why any of the named nominees should be unable or unwilling to serve. However, if any named nominee(s) should for any reason be unable or unwilling to serve, the Proxies will be voted for the election of such other person(s) for the office of director as management may recommend in the place of such nominee(s).

   At the 1997 Annual Meeting of Stockholders, five (5) directors of the Company are to be elected for the ensuing year and until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees for election to the office of director, and certain information with respect to their age and background, are set forth below. Messrs. Casilli, Henckels, Nunez, Oyler and Penisten each was elected to his present term of office at the 1996 Annual Meeting of Stockholders of the Company.

  NOMINEE                POSITIONS WITH THE COMPANY   AGE   DIRECTOR SINCE
-----------              --------------------------   ---   --------------

Gerald S. Casilli      Chairman of the Board         57          1986

Lutz P. Henckels       Director                      56          1994

Ramon A. Nunez         Chief Executive Officer,      42          1994
                       President and Director

James R. Oyler         Director                      50          1991

Glenn E. Penisten      Director                      65          1985


          Mr. Casilli has served as Chairman of the Board of Directors of the Company since July 1989 and served as Chief Executive Officer from April 1989 to August 1995. He has served as a director since 1986. From January 1986 to December 1989, he was a general partner of Trinity Ventures, Ltd., a venture capital firm and a former investor in the Company. Mr. Casilli was a general partner of Genesis Capital, a venture capital firm, from February 1982 to 1990. Mr. Casilli founded Millennium Systems, a manufacturer of microprocessor development systems, in 1973 and served as its President and Chief Executive Officer until 1982.

          Mr. Henckels has served as a member of the Board since February 1994. Mr. Henckels has been President of LeCroy Corporation, a supplier of test and measurement equipment, since 1993 and Chief Executive Officer since 1994. Mr. Henckels is also a director of LeCroy Corporation. Before joining LeCroy Corporation he was President of U.S. Operations for Racal-Redac, Inc. from 1989 to

1993. From 1983 to 1989, Mr. Henckels was President and Founder of HHB Systems, an electronic design automation company. Prior to that time, he was President and founder of HHB Softron, an engineering consulting firm.

          Mr. Nunez was appointed Chief Executive Officer in August 1995. Mr. Nunez had been President, Chief Operating Officer and Director of the Company since October 1994. He had served as Vice President of Worldwide Sales since July 1993. Mr. Nunez joined the Company in April 1990 as Vice President of North American Sales after five years in sales management with Zycad Corporation. Earlier he was branch sales manager for Cadnetix (now part of Intergraph) in Southern California.

          Mr. Oyler has served as a member of the Board since October 1991. He is presently President, Chief Executive Officer and Director of Evans & Sutherland Computer Corporation. Evans & Sutherland develops, manufactures and markets high performance systems for various applications with demanding graphics requirements. Prior to his position with Evans & Sutherland, Mr. Oyler was President of AMG, Inc., a process machine design company. From 1976 to 1990, Mr. Oyler worked at Harris Corporation, most recently as Senior Vice President and Sector Executive, where he was responsible for nine operating divisions. Prior to that time, he held positions as consultant and associate with Booz, Allen & Hamilton in New York.

          Mr. Penisten has been a member of the Board since September 1985. Since September 1985, he has been a general partner of Alpha Partners, a venture capital firm and former investor in the Company. From January 1985 to August 1985, he was a general partner of P&C Venture Partners, a venture capital firm. From 1982 to 1985, he was a Senior Vice President at Gould/AMI. From 1976 to 1982, Mr. Penisten served as Chief Executive Officer of AMI, a semiconductor manufacturer. Mr. Penisten is also a director of Bell Microproducts, Inc., Pinnacle Systems, Inc. and Superconductor Technologies. In addition, Mr. Penisten became the Chairman of the Board of Network Peripherals, Inc. in July 1996.

          BOARD MEETINGS. During the fiscal year ended September 28, 1996, the Board held nine meetings and took action by unanimous written consent three times. No director serving on the Board in fiscal year 1996 attended fewer than 75% of such meetings of the Board and the Committees on which he serves.

          COMMITTEES OF THE BOARD. The Company has an Audit Committee and a Compensation Committee.

          The Audit Committee's function is to review with the Company's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services and related fees performed by the independent accountants, recommend the retention of the independent accountants to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee during the fiscal year ended September 28, 1996 were Messrs. Henckels, Oyler and Penisten. During the fiscal year ended September 28, 1996, the Audit Committee held four meetings.

          The Compensation Committee's function is to review and recommend salary and bonus levels for executive officers and certain other management employees and to recommend stock option grants. The members of the Compensation Committee during the fiscal year ended September 28, 1996 were Messrs. Henckels, Oyler and Penisten. During the fiscal year ended September 28, 1996, the Compensation Committee held one meeting and took action by unanimous written consent three times. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

COMPENSATION OF DIRECTORS

          The Company pays each of its outside directors $3,500 per quarter for their services as members of the Board of Directors of the Company. The Chairman of the Board receives an additional $90,000 per year and as an employee of the Company is eligible to receive options to purchase the Company's Common Stock under the Company's 1995 Stock Option Plan. In addition, all directors who are not members of management will receive stock options to purchase 2,500 shares of Common Stock pursuant to the 1995 Outside Directors Stock Option Plan upon the date of each annual meeting of stockholders.

          The following table provides the specified information concerning all compensation paid to persons who were directors of the Company during the fiscal year ended September 28, 1996 who are not named in the Summary Compensation Table.

             DIRECTOR COMPENSATION FOR LAST FISCAL YEAR

                                                     SECURITY GRANTS
                        CASH COMPENSATION          --------------------
                        -----------------          NUMBER OF SECURITIES
                         ANNUAL RETAINER            UNDERLYING OPTIONS
        NAME                  FEES                         (#)
        ----            -----------------          --------------------
 Gerald S. Casilli         $104,000(1)                   27,000(2)

 Lutz P. Henckels            14,000                       2,500

 James R. Oyler              14,000                       2,500

 Glenn E. Penisten           14,000                       2,500

----------------
(1) Includes $90,000 paid to Mr. Casilli in compensation for his service to the Company as Chairman of the Board of Directors.

(2) Represents options to purchase shares of Common Stock granted to Mr. Casilli in compensation for his services to the Company as Chairman of the Board of Directors.


                    EXECUTIVE COMPENSATION AND OTHER MATTERS

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning the compensation during the fiscal years ended September 28, 1996, September 30, 1995 and October 1, 1994 of the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of September 28, 1996 whose salary and bonus for the year ended September 28, 1996 exceeded $100,000. Also included in the table is information with respect to William B. Fazakerly, who at September 28, 1996 was no longer an executive officer of the Company, but whose salary and bonus for the year ended September 28, 1996 exceeded $100,000.

                                             SUMMARY COMPENSATION TABLE
                                                                                      LONG TERM
                                                 ANNUAL COMPENSATION                 COMPENSATION
                                                 -------------------                 ------------
 NAME AND PRINCIPAL                                                 OTHER ANNUAL     AWARDS OPTION      ALL OTHER
    POSITION                  YEAR     SALARY       BONUS           COMPENSATION         SHARES        COMPENSATION
--------------------         ------   --------     -------         --------------    -------------     ------------
Ramon A. Nunez                 1996   $209,228      $100,000              (5)            42,300        $   -0-
Chief Executive Officer,       1995    105,339(4)    107,000              (5)             5,000            -0-
 President and Director        1994    236,548           -0-              (5)           158,200            -0-

Paul Offredi(1)                1996    175,526        11,607              (5)            14,000            -0-
Senior Vice President,         1995     16,827           -0-              (5)            40,000            -0-
 Product Operations            1994         --            --              --                 --             --

Daniel R. Hafeman(2)           1996    148,859        19,233              (5)            37,500            -0-
Chief Technical Officer        1995    139,898        16,779              (5)            18,050            -0-
                               1994    139,131           -0-              (5)             9,550            -0-

Lawrence A. Melling            1996    145,522        12,327              (5)            33,000            -0-
Vice President of              1995    117,615        21,869              (5)            14,950            -0-
 Marketing                     1994    123,000         7,500              (5)             7,850            -0-

Joesph W. Rockom               1996    138,450        21,517              (5)            33,000            -0-
Vice President of              1995    118,539        14,295              (5)            15,400            -0-
 Finance and                   1994    118,539           -0-              (5)             8,100            -0-
 Administration

FORMER EXECUTIVE OFFICER:

William B. Fazakerly(3)        1996    173,644           -0-       $34,615(6)               -0-         14,647(7)
                               1995    166,943        20,132        36,000(6)            21,600            -0-
                               1994    166,991           -0-        36,000(6)            11,450            -0-
-------------------

(1) Mr. Offredi was appointed Senior Vice President, Product Operations in August, 1995.

(2) Mr. Hafeman was appointed Chief Technical Officer of the Company in March 1996 upon the resignation of William B. Fazakerly.

(3) In March 1996, Mr. Fazakerly resigned from his position with the Company as Chief Technical Officer.

(4)  Mr. Nunez was appointed Chief Executive Officer of the Company in August
     1995.

(5) Total amount of personal benefits paid to this executive officer during the fiscal year was less than the lesser of (i) $50,000 or (ii) 10% of such executive officer's total reported salary and bonus.

(6) Amounts were paid to Mr. Fazakerly pursuant to an agreement with the Company to cover increased living expenses in connection with his relocation to Waldwick, New Jersey.

(7) Represents $12,841 in accrued vacation and $1,804 in moving expenses paid to Mr. Fazakerly upon his resignation and in connection with his relocation back to California. For more information concerning the terms of Mr. Fazakerly's severance, see "EXECUTIVE COMPENSATION AND OTHER MATTERS-- Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

STOCK OPTIONS GRANTED IN FISCAL 1996

     The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended September 28, 1996, to the persons named in the Summary Compensation Table with the exception of William B. Fazakerly to whom no stock options were granted.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE VALUE
                                                                                        AT ASSUMED ANNUAL RATES OF
                                                                                         STOCK PRICE APPRECIATION
                              INDIVIDUAL GRANTS IN FISCAL 1996                              FOR OPTION TERM(3)
                         ------------------------------------------------------------   --------------------------

                          NUMBER OF        % OF TOTAL
                         SECURITIES         OPTIONS       EXERCISE OR
                         UNDERLYING        GRANTED TO        BASE
                          OPTIONS         EMPLOYEES IN     PRICE(2)       EXPIRATION
 NAME                     GRANTED(1)       FISCAL YEAR       ($/SH)          DATE         5% ($)          10% ($)
--------------           ----------      ------------    -----------      ----------   ----------     ------------
Ramon A. Nunez              7,500             4.9%          $10.500        10/17/05   $ 49,500.00     $125,475.00
                            8,000                             9.125        01/04/06     45,920.00      116,400.00
                           11,800                            18.250        04/12/06    135,464.00      343,262.00
                           15,000                            16.000        09/19/06    150,900.00      382,500.00
Paul Offredi               14,000             1.6             9.125        01/04/06     80,360.00      203,700.00
Daniel R. Hafeman          17,500             4.3             9.125        01/04/06    100,450.00      254,625.00
                           20,000                            16.000        09/19/06    201,200.00      510,000.00
Lawrence A. Melling        13,000             3.8             9.125        01/04/06     74,620.00      189,150.00
                           20,000                            16.000        09/19/06    201,200.00      510,000.00
Joseph W. Rockom           13,000             3.8             9.125        01/04/06     74,620.00      189,150.00
                           20,000                            16.000        09/19/06    201,200.00      510,000.00

----------------------------

(1) Options granted in fiscal 1996 under the Company's 1995 Stock Option Plan (the "Option Plan") generally vest 12.5% six months after commencement of employment or grant and continue to vest thereafter in equal monthly increments over three and one-half years, conditioned upon continued employment with the Company. Under the Option Plan, the Board retains discretion to modify the terms, including the price of outstanding options. See "EXECUTIVE COMPENSATION AND OTHER MATTERS-Employment Contracts and Termination of Employment and Change-in-Control Arrangements." See also "APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN."

(2)  All options were granted at fair market value on the date of grant.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased at $9.125 in fiscal 1996 would yield profits of approximately $5.74 per share at 5% appreciation over ten years, or approximately $14.55 per share at 10% appreciation over the same period. One share purchased at $10.50 per share in fiscal 1996 would yield profits of approximately $6.60 per share at 5% appreciation over ten years, or approximately $16.73 per share at 10% appreciation over the same period. One share purchased at $16.00 per share in fiscal 1996 would yield profits of approximately $10.06 per share at 5% appreciation over ten years, or approximately $25.50 per share at 10% appreciation over the same period. One share of stock purchased at $18.25 in fiscal 1996 would yield profits of approximately $11.48 per share at 5% appreciation over ten years, or approximately $29.09 per share at 10% appreciation over the same period.

OPTION EXERCISES AND FISCAL 1996 YEAR-END VALUES

     The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended September 28, 1996, and unexercised options held as of September 28, 1996, by the persons named in the Summary Compensation Table. A portion of the shares subject to these options are not yet vested, and thus would be subject to repurchase by the Company at a price equal to the option exercise price, if the corresponding options were exercised before these shares had vested.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF SECURITIES                 VALUE IN DOLLARS OF
                                                               UNDERLYING UNEXERCISED              UNEXERCISED IN-THE-MONEY
                                                                 OPTIONS AT 9/28/96                   OPTIONS AT 9/28/96
                                                               ----------------------              ------------------------
                               SHARES
                              ACQUIRED        VALUE
NAME                         ON EXERCISE   REALIZED ($)  EXERCISABLE(3)(4)  UNEXERCISABLE(5)  EXERCISABLE(4)     UNEXERCISABLE(6)
------------------------     -----------   ------------  -----------------  ----------------  --------------     ----------------
Ramon A. Nunez                   23,000    $417,000.00       115,491           107,509       $1,727,082.00       $1,419,155.00
Paul Offredi                      7,500     135,000.00         5,666            40,833           57,166.00          125,416.00
Daniel R. Hafeman(1)              9,550      71,625.00        41,196            39,353          608,898.00          303,775.00
Lawrence A. Melling              15,000     270,000.00        36,758            38,041          168,004.00          303,776.00
Joseph W. Rockom                 15,000     255,000.00        29,167            34,833          442,619.00          252,005.00
FORMER EXECUTIVE OFFICER:
William B. Fazakerly(2)          82,195     890,042.00           -0-               -0-                 -0-                 -0-

----------------------------


(1) Mr. Hafeman was appointed Chief Technical Officer of the Company in March 1996 upon the resignation of William B. Fazakerly.

(2) In March 1996, Mr. Fazakerly resigned from his position with the Company as Chief Technical Officer.

(3) Options granted in fiscal 1996 under the Option Plan generally vest 12.5% six months after commencement of employment or grant and continue to vest thereafter in equal monthly increments over three and one-half years, conditioned upon continued employment with the Company. Under the Option Plan, the Board retains discretion to modify the terms, including the price of outstanding options.

(4) Represents shares which are immediately exercisable and/or vested. Based on the closing price of $19.875, as reported on the Nasdaq National Market, on September 28, 1996, less the exercise price.

(5)  Represents shares which are unvested and not immediately exercisable.

(6) Based on the closing price of $19.875, as reported on the Nasdaq National Market, on September 28, 1996, less the exercise price.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has entered into an employment agreement with Ramon A. Nunez, the Company's Chief Executive Officer, President and Director. Mr. Nunez's employment agreement provides that Mr. Nunez shall receive an annual salary of $195,000. In connection with Mr. Nunez's employment agreement, the Company granted Mr. Nunez an option to purchase 150,000 shares of the Company's Common Stock pursuant to the Company's Option Plan. Pursuant to Mr. Nunez's employment agreement, Mr. Nunez will be granted additional options if the Company achieves or exceeds certain earnings per share objectives. Mr. Nunez's employment agreement further provides that Mr. Nunez will be entitled to a performance bonus of up to $100,000 per year, of which 80% will be earned upon meeting certain revenue and earnings per share targets and 20% will be discretionary and will be granted based upon his job performance and other factors as determined by the Board. Mr. Nunez's employment pursuant to his employment agreement may be terminated by the Company at any time, with or without cause; provided, however, if Mr. Nunez's employment is terminated by the Company for any reason other than cause (as defined in the employment agreement) he shall be entitled to the following severance benefits: (i) payment over a nine (9) month period of a monthly amount equal to his average monthly salary for the twelve (12) months prior to his termination; (ii) continued vesting of stock options granted pursuant to his employment agreement; and (iii) continued provision of employee benefits for the nine (9) month period following termination.

     Gerald S. Casilli has served as the Company's Chairman of the Board of Directors since July 1989 and he served as the Company's Chief Executive Officer from April 1989 to August 1995. Upon Mr. Casilli's resignation as the Company's Chief Executive Officer in August 1995, his salary was reduced to $90,000 per year plus an additional $3,500 per quarter for director's fees. Mr. Casilli remains with the Company as its Chairman of the Board and as an employee.

     The Company has entered into a form of severance agreement with each of its current executive officers. In general, these agreements provide that if within one year of a transfer of control of the Company, as defined in the agreement, an executive officer's employment is terminated by the Company without cause, the executive officer terminates his employment with the Company as a result of being required to relocate, as defined in the agreement, or the executive officer's base salary immediately prior to the transfer of control is reduced, he shall continue to receive his base salary and benefits for a period of one
(1) year after his date of termination. In addition, these agreements provide that any unvested stock options held by an executive officer on his date of termination shall become fully vested.

     Options granted under the Company's Option Plan contain provisions pursuant to which, under certain circumstances, all outstanding options and shares granted under such plan will become fully vested and immediately exercisable upon a "transfer of control" as defined in such plan. See also "APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN."

     In March 1996, Mr Fazakerly resigned from his position with the Company as Chief Technical Officer. In connection with his resignation, Mr. Fazakerly entered into a Termination Agreement and General Release of Claim with the Company (the "Severance Agreement"). Under the terms of the Severance Agreement, the Company paid to Mr. Fazakerly approximately six months of salary and compensation for days of vacation accrued prior to his departure and provided to him insurance and health benefits under the Company's current benefits plan. The Company also has agreed to pay Mr. Fazakerly up to $20,000 in relocation costs in connection with his relocation back to California. In return, Mr. Fazakerly agreed to release the Company from any and all claims which he may have against the Company. Under the terms of the Severance Agreement, Mr. Fazakerly also agreed to certain provisions regarding confidentiality and non-solicitation.

CHANGES TO BENEFIT PLANS

     The Company has proposed the approval of an amendment to the Company's Option Plan to increase the maximum aggregate number of shares of the Company's Common Stock issuable under the plan by 450,000 shares from 2,892,857 shares to 3,342,857 shares, as described below under the caption, "APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN." As of December ____, 1996, no grant of options conditioned on stockholder approval of an increase in the share reserve under the Option Plan had been made to any employee. Currently, non-employee directors of the Company serving on the Compensation Committee are not eligible to participate in the Option Plan. Grants under the Option Plan are made at the discretion of the Compensation Committee or the Board of Directors.
Accordingly, future grants under the Option Plan are not yet determinable.

                     COMPARISON OF STOCKHOLDER RETURN/(1)/

     Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Computer and Data Processing Stocks (SIC 7370-7379 US & Foreign) for the period commencing September 30, 1991 and ending September 27, 1996.

                       [PERFORMANCE GRAPH APPEARS HERE]



                                   9/27/91   9/25/92   10/01/93   9/30/94   9/29/95   9/27/96
                                   -------   -------   --------   -------   -------   -------
IKOS Systems, Inc.                   100.0     120.8      100.0     141.7     395.8     662.5
Nasdaq Stock Market (US              100.0     111.4      147.4     148.7     205.4     244.3
 Companies)
Nasdaq Computer and Data             100.0     115.7      140.6     156.8     251.3     314.7
 Processing Stocks (SIC 7370-
 7379 US & Foreign)

----------------------------

/(1)/  Assumes that $100.00 was invested September 27, 1991 in the Company's
     Common Stock and in each index, and that all dividends were reinvested. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee is comprised of three outside directors of the Board of Directors and is responsible for setting and monitoring policies governing compensation of executive officers. The Compensation Committee reviews the performance and compensation levels for executive officers, and sets salary and bonus levels and option grants under the Option Plan. The objectives of the Committee are to correlate executive compensation with the Company's business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company.

SALARY


     The Compensation Committee annually assesses the performance and sets the salary of the Company's President and Chief Executive Officer, Ramon A. Nunez. In turn, Mr. Nunez annually assesses the performance of all other executive officers and recommends salary increases which are reviewed and approved by the Compensation Committee.

     In particular, Mr. Nunez's compensation as the Company's President and Chief Executive Officer is based on compensation levels of President/Chief Executive Officers of comparable size companies. In addition, the Compensation Committee considers certain incentive objectives based on the Company's performance as it relates to revenue levels and earnings per share levels.

     In determining executive officer salaries, the Compensation Committee reviews recommendations from Mr. Nunez which include information from salary surveys, performance evaluations and the financial condition of the Company.
The Compensation Committee also establishes both financial and operational based objectives and goals in determining executive officer salaries. These goals and objectives include sales and spending forecasts for the upcoming year and published executive compensation literature for comparable sized companies.

     For more information regarding the compensation and employment arrangements of Mr. Nunez and other executive officers of the Company, see "EXECUTIVE COMPENSATION AND OTHER MATTERS--Compensation of Executive Officers and Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

BONUSES

     The Compensation Committee administers a bonus plan to provide additional incentives to executives who meet established performance goals for the Company. In consultation with the Chief Executive Officer, the Compensation Committee annually determines the total amount of cash bonuses available for executive officers and certain other management employees. In fiscal 1996, awards under this bonus plan were contingent upon the Company's attainment of revenue and operating profit targets, set by the Compensation Committee in consultation with the Chief Executive Officer. The target amount of the bonus for the Chief Executive Officer and more senior executive officers was set by the Compensation Committee; the amounts of individual bonuses for the remaining executive officers and other management were proposed by the Chief Executive Officer, subject to approval by the Compensation Committee. Awards are weighted so that proportionately higher awards are received when the Company's performance reaches maximum targets, proportionately smaller awards are received when the Company's performance reaches minimum targets and no awards are received when the Company does not meet minimum performance targets.

STOCK OPTIONS

     The Compensation Committee believes that employee equity ownership provides significant motivation to executive officers to maximize value for the Company's stockholders and, therefore, periodically grants stock options under the Option Plan. Stock options are granted at the current market price and will only have value if the Company's stock price increases over the exercise price.

     The Compensation Committee determines the size and frequency of option grants for executive officers, after consideration of recommendations from the Chief Executive Officer. Recommendations for options are based upon the relative position and responsibilities of each executive officer, previous and expected contributions of each officer to the Company and previous option grants to such executive officers. Generally, option grants vest 12.5% six months after commencement of employment or six months after the date of grant and continue to vest thereafter in equal monthly installments over three and one-half years, conditioned upon continued employment with the Company.


                                   COMPENSATION COMMITTEE

                                   Lutz P. Henckels
                                   James R. Oyler
                                   Glenn E. Penisten

                                   PROPOSAL 2
       APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE
                   THE AUTHORIZED COMMON STOCK OF THE COMPANY

GENERAL

          In October 1996, the Board authorized an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.01 per share ("Common Stock"), from 25,000,000 to 50,000,000. The stockholders are now being asked to approve this proposed amendment. As of December 16, 1996, ____________ shares of Common Stock were issued and outstanding and _______________ shares were reserved for issuance under the Company's Option Plan, the 1995 Outside Directors Stock Option Plan and the 1996 Employee Stock Purchase Plan.

          The Board believes that the proposed increase is desirable so that, as the need may arise, the Company will have more flexibility to issue shares of Common Stock without the expense and delay of a special stockholders' meeting, in connection with possible future stock dividends or stock splits, future equity financings, future opportunities for expanding the business through investments or acquisitions, management incentive and employee benefit plans and for other general corporate purposes. There are no preemptive rights with respect to the Company's Common Stock and there is currently no contemplated use for any of the additional shares being proposed for authorization under this Proposal 2.

          Authorized but unissued shares of the Company's Common Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further authority from the Company's stockholders, except as otherwise required by applicable law or stock exchange policies. The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. However, to the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to the existing stockholders.

          The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Company previously adopted certain measures that may have the effect of helping to resist an unsolicited takeover attempt.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

          The affirmative vote of a majority of the voting power of all outstanding shares of Common Stock of the Company present or represented by proxy and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will each have the same effect as a negative vote on this proposal.

          The Board of Directors believes that the proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 25,000,000 to 50,000,000 shares is in the best interests of the Company and the stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK TO 50,000,000 SHARES.

                                   PROPOSAL 3
                APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN


GENERAL

          The Company's 1988 Stock Option Plan was amended and restated as the 1995 Stock Option Plan (the "Option Plan") by the Board of Directors in 1995 and such amendment and restatement was approved by the stockholders of the Company at the 1996 Annual Meeting of the Stockholders. As of December 16, 1996, ____________ shares remained available for future option grants under the Option Plan. In October 1996, the Board of Directors amended the Option Plan, subject to stockholder approval, to increase by 450,000 shares from 2,892,857 to 3,342,857 the maximum aggregate number of shares of Common Stock issuable under the plan.

          The stockholders are now being asked to approve the amendment to increase the maximum aggregate number of shares of Common Stock issuable under the Option Plan. The Board of Directors believes that the availability of an adequate stock option program is an important factor in attracting and retaining qualified officers, employees and consultants essential to the success of the Company and in aligning their long-term interests with those of the stockholders.

DESCRIPTION OF PLAN

          The following summary of the Option Plan is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

          General. The Option Plan provides for the grant of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, (the "Code") and nonstatutory stock options. As of December 16, 1996, options to purchase ____________ shares of Common Stock granted under the Option Plan had been exercised, options to purchase an aggregate of ____________ shares remained outstanding, and ____________ shares remained available for future grant under the Option Plan.

          Shares Subject to Plan. The stockholders have previously authorized the reservation of an aggregate of 2,892,857 shares of the Company's authorized but unissued or reacquired shares of Common Stock for issuance upon the exercise of options granted under the Option Plan. In October 1996, the Board of Directors amended the Option Plan to increase this share reserve by 450,000 shares to an aggregate of 3,342,857 shares. The Option Plan permits the issuance of reacquired shares as well as previously unissued shares. The Option Plan imposes a limit under which no employee may receive in any fiscal year options to purchase in excess of 750,000 shares (the "Grant Limit").
Appropriate adjustments will be made to the shares subject to the Option Plan, to the Grant Limit, and to outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company. To the extent that any outstanding option under the Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the Option Plan and become available for future grant.

          Administration. The Option Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). With respect to the participation of individuals whose transactions in the Company's equity securities are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Option Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act, if any. Subject to the provisions of the Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability of each option or the vesting of shares acquired upon the exercise of an option, including the effect thereon of an optionee's termination of service, the exercise price of and the type of consideration to be paid to the Company upon the exercise of each option, the duration of each option, and all other terms and conditions of the options. The Option Plan also authorizes the Board to delegate to the Chief Executive Officer or the Chief Financial Officer the power to grant options for up to 2,000 shares per fiscal year to any eligible person other than an officer or director of the Company.

          The Option Plan authorizes the Board to amend, modify, extend, renew, or grant a new option in substitution for, any option, to waive any restrictions or conditions applicable to any option or any shares acquired upon the exercise thereof, and to accelerate, continue, extend or defer the exercisability of any option or the vesting of any shares acquired upon the exercise of an option, including with respect to the period following an optionee's termination of service with the Company. The Option Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Option Plan. The Board will interpret the Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Option Plan or any option.

          Eligibility. Options may be granted under the Option Plan to employees, directors and consultants of the Company or of any present or future parent or subsidiary corporations of the Company. As of December 16, 1996, the Company had approximately ____ employees, including 7 executive officers and 5 directors. The three directors currently serving on the Compensation Committee are ineligible under the Option Plan. The Option Plan also permits options to be granted to prospective employees and consultants in connection with written offers of employment or engagement, provided that such options may not become exercisable prior to the individual's commencement of service. While any person eligible under the Option Plan may be granted a nonstatutory option, only employees may be granted incentive stock options.

          Terms and Conditions of Options. Each option granted under the Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the plan. The exercise price of each option granted under the Option Plan must equal at least the fair market value of a share of the Company's Common Stock on the date of grant. The exercise price of any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Stockholder") must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant. The Board determines the fair market value of the Company's Common Stock in its sole discretion.

          The option exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note, by any other lawful consideration approved by the Board, or by any combination of these forms of payment. Nevertheless, the Board may restrict the forms of payment permitted in connection with any option grant.

          Options granted under the Option Plan become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the Option Plan become exercisable in installments over a period of time specified by the Board at the time of grant, subject to the optionee's continued service with the Company. However, the Board also may grant options that are exercisable immediately on and after the date of grant, subject to the right of the Company to reacquire at the optionee's exercise price any unvested shares held by the optionee upon termination of service or if the optionee attempts to transfer any unvested shares. Shares acquired under such options generally vest in installments subject to the optionee's continued service. The Option Plan provides that the maximum term of an incentive stock option is ten years unless granted to a Ten Percent Stockholder, in which case the maximum term is five years. Consistent with the Code, the Option Plan does not limit the term of a nonstatutory stock option. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. However, under the Option Plan, a nonstatutory stock option may be assignable or transferable to the extent permitted by the Board and set forth in the option agreement.

          Transfer of Control.  The Option Plan provides that, in the event of
(i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), any unexercisable or unvested portion of the outstanding options will become immediately exercisable and vested in full prior to the Transfer of Control unless the acquiring or successor corporation assumes the Company's rights and obligations under the outstanding options or substitutes substantially equivalent options for such corporation's stock. To the extent that the options outstanding under the Option Plan are not assumed, substituted for, or exercised prior to the Transfer of Control, they will terminate.

          Termination or Amendment. The Option Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the Option Plan have been issued and all restrictions on such shares under the terms of the plan and the option agreements have lapsed, provided that all incentive stock options must be granted within ten years of October 26, 1995, the date on which the Board approved the Option Plan. The Option Plan further provides that the period for granting incentive stock options will be extended to a period of ten years following any subsequent approval of an increase in the maximum number of shares issuable under the Option Plan. Thus, if the Stockholders approve the proposed increase in the Option Plan's share reserve, the period for granting incentive stock options will be extended to October 25, 2006. The Board may terminate or amend the Option Plan at any time. However, subject to changes in the law that would permit otherwise, without stockholder approval, the Board may not amend the Option Plan to increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or expand the class of persons eligible to receive nonstatutory stock options. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an incentive stock option or is necessary to comply with any applicable law.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

          The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

          Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

          The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

          Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable or (ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

          The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

          The Board of Directors believes that the proposed amendment to the Option Plan to increase to 3,342,857 the maximum aggregate number of shares of Common Stock issuable under the plan described above is in the best interests of the Company and the stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE OPTION PLAN TO INCREASE THE MAXIMUM AGGREGATE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER THE PLAN TO 3,342,857 SHARES.

                                  PROPOSAL 4
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

          The Board of Directors of the Company has appointed Ernst & Young LLP to serve as independent auditors to audit the financial statements of the Company for the fiscal year ending September 26, 1997. Ernst & Young LLP has acted in such capacity since its appointment for fiscal 1986. A representative of Ernst & Young LLP will be present at the annual meeting, will be given the opportunity to make a statement if the representative desires and will be available to respond to appropriate questions.

          In the event that ratification by the stockholders of the appointment of Ernst & Young LLP as the Company's independent auditors is not obtained, the Board of Directors will reconsider said appointment.

          The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

          THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 26, 1997.


                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

          Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Company (i) must be received by the Company at its offices at 19050 Pruneridge Avenue, Cupertino, California 95014 no later than August 22, 1997, and (ii) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's Proxy Statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

          At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 1997 Annual Meeting of Stockholders of the Company, other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.


                                    By Order of the Board of Directors



December 20, 1996                   Joseph W. Rockom
                                    Secretary

                              IKOS SYSTEMS, INC.
                    Proxy for Annual Meeting of Stockholders
                      Solicited by the Board of Directors


     The undersigned hereby appoints Ramon A. Nunez and Joseph W. Rockom, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in IKOS Systems, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Company to be held at the Courtyard Marriot, 10605 North Wolfe Road, Cupertino, California 95014 on Monday, January 27, 1997 at 10:00 a.m. Pacific Standard Time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

     A vote FOR the following proposals is recommended by the Board of
Directors:

     1.   Election of directors listed below.

          [ ]  FOR nominees listed     [ ]  WITHHOLD AUTHORITY
               below                        to vote for nominees
                                            listed below
          (except as marked to the contrary)

     INSTRUCTION:   TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
                    STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

                              Gerald S. Casilli
                              Lutz P. Henckels
                              Ramon A. Nunez
                              James R. Oyler
                              Glenn E. Penisten

     2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 25,000,000 to 50,000,000.

          [ ]     FOR        [ ]      AGAINST         [ ]     ABSTAIN

     3. To approve an increase in the number of shares of the Company's Common Stock reserved for issuance under its 1995 Stock Option Plan by 450,000 shares.

          [ ]     FOR        [ ]      AGAINST         [ ]     ABSTAIN



     4. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 26, 1997.

          [ ]     FOR        [ ]      AGAINST         [ ]     ABSTAIN

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1, 2, 3 and 4.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION.

                                    Dated ______________________, 199__
                                    (BE SURE TO DATE PROXY)

                                    Signature(s)

                                    ------------------------------------

                                    ------------------------------------

          Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. PLEASE DATE THE PROXY.

     Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.